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                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                 for Florinef(TM), Delestrogen(R) and Corzide(R)



                                     between



                          BRISTOL-MYERS SQUIBB COMPANY
                                   as Seller,



                                       and



                           KING PHARMACEUTICALS, INC.
                                  as Purchaser



                           Dated as of August 8, 2001



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         ASSET PURCHASE AGREEMENT dated as of August 8, 2001, (the "Agreement
Date") between Bristol-Myers Squibb Company, a Delaware corporation ("Seller"), and King Pharmaceuticals, Inc. a Tennessee corporation ("Purchaser").

         Seller has the right, directly or indirectly through its Affiliates, to manufacture, distribute, market and sell each Product (as defined herein) in the United States. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets (Section 8.02(b) identifies the sections of this Agreement in which this term and other capitalized terms used herein and not defined in Section 8.02(a) are defined). In addition, Purchaser has agreed to assume from Seller the Assumed Liabilities.

         Seller and Purchaser have entered into an Asset Purchase Agreement for Corgard(R) dated as of the date hereof (the "CORGARD Purchase Agreement").

         Accordingly, the parties hereby agree as follows:

                                   ARTICLE I.
                          SALE AND PURCHASE OF ASSETS

         SECTION 1.01 PURCHASE AND SALE.

         On the terms and subject to the conditions of this Agreement, at Closing, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and its Affiliates, all the right, title and interest of Seller and such Affiliates in, to and under the Acquired Assets, for (a) the amount set forth on
Schedule 1.01(a) (the "Purchase Price") and (b) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the "Acquisition".

         SECTION 1.02 TRANSFER OF ASSETS.

         (a) The term "Acquired Assets" means all of Seller's and its Affiliates' rights, title and interest in, to and under those certain assets set forth below:

             (i) the Included Intellectual Property, including without limitation, all U.S. Trademarks for each Product, set forth on Schedule 1.02(a)(i) hereto;

             (ii) all registrations (and all submissions to and correspondence with regulatory authorities)applications, approvals, licenses and permits relating to each Business or the Acquired Assets (including each Product) as of the Closing Date to, from or with any Governmental Entity located in the Territory, including the NDAs set forth on
                      Schedule 1.02(a)(ii) hereto;

             (iii) all market materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to each Business or to the Acquired Assets (including each Product) and exclusively used in the Territory;

             (iv) all records and recorded information, including customer and supplier lists exclusively related to each Business or the Acquired Assets (including each Product) and exclusively used in the Territory; and



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             (v)      all the rights relating to the Acquired Assets, including
                      all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff.

         (b) [Intentionally omitted].

         (c) Except for the rights granted to Purchaser in Section 1.08 of this Agreement and Section 2.14 of the Supply Agreement, Purchaser also acknowledges and agrees that it is not acquiring any rights, title or interest in, to and under any of the following assets (the "Excluded Assets"):

             (i) any real estate owned or leased by Seller or any of its Affiliates;

             (ii) all cash and cash equivalents of Seller or any of its Affiliates;

             (iii)    the Names;

             (iv)     all Accounts Receivable;

             (v) any assets, properties or rights of Seller or any of its Affiliates other than the Acquired Assets;

             (vi) except as conveyed pursuant to Section 1.07(c), any inventories of each Business, including raw materials, goods in process, finished goods, packaging, supplies and labels;

             (vii) any manufacturing equipment and packaging assets used in the manufacture of each Product, and any warranty rights applicable to such manufacturing equipment;

             (viii) any refund or credit of Taxes attributable to any Tax payable by Seller for any Pre-Closing Tax Period;

             (ix) all rights, claims and credits of Seller or any of its Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

             (x) except as expressly otherwise set forth in this Agreement or the Related Instruments, all contract rights of Seller or any of its Affiliates under this Agreement and the Related Instruments;

             (xi) all Retained Information, Excluded Know-How, all Patents (other than Included Patents), all Trademarks (other than Included Trademarks), all Trade Dress (other than Included Trade Dress), all Copyrights (other than Included Copyrights), and all Internet Names (other than Included Internet Names);

             (xii) any contracts and any rights arising from any contracts, entered into by Seller on or prior to the Closing Date relating to the supply of the Products to Third Parties.



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         (d) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller or any of its Affiliates, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.

         SECTION 1.03 ASSUMED LIABILITIES.

         (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the day after the Closing Date, and Purchaser shall pay, perform and discharge when due, the following liabilities, obligations and commitments of Seller and its Affiliates (the "Assumed Liabilities"):

             (i) all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property which results from the use or misuse of a Product shipped to a Third Party by or on behalf of Purchaser after the Closing;

             (ii) all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, each Business (subject to the obligation of the Parties in the Supply Agreement), the Products, or the Acquired Assets or the ownership, sale or lease of any of the Acquired Assets but only to the extent related to any period after the Closing Date; and

             (iii) all other liabilities, obligations and commitments assumed by the Purchaser as set forth in Section 1.07.

         (b) [Intentionally Omitted]

         (c) Notwithstanding any other provision of this Agreement or any Related Instrument, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates. The term "Excluded Liability" shall mean:

             (i) account payables and liabilities, obligations and commitments of Seller or any of its Affiliates for materials and services directly connected with respect to the manufacture of each Product (for sake of clarity these represent obligations that do not fall within Sections 1.03(a)(ii);

             (ii) all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of the Products manufactured by or on behalf of Seller or its Affiliates and shipped to a Third Party prior to or on the Closing Date (the "Shipped Products") or otherwise related to such Shipped Products;

             (iii) any liability, obligation or commitment of Seller or any of its Affiliates arising out of or relating to any Excluded Asset;

             (iv) any liability, obligation or commitment of any kind arising out of or relating to employment, compensation or benefits (including severance) for the present or future employees of Seller or any of its Affiliates for all employment relating to each Business;



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             (v)      any liability, obligation or commitment of any kind
                      arising out of or relating to the contracts or agreements required to be set forth on Schedule 2.08, whether or not relating to the period prior to or after the Closing Date; or

             (vi) other than the Assumed Liabilities, all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, each Business (subject to the obligations of the Parties in the Supply Agreement), the Products, or the Acquired Assets but only to the extent related to any period prior to and on the Closing Date.

         (d) Each of Purchaser's and Seller's obligations under this Section
1.03 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Related Instrument or any right or alleged right to indemnification hereunder.

         (e) For the avoidance of doubt, if there is any conflict between the terms of this Section 1.03 and the Supply Agreement with respect to any liabilities arising out of, or related to, directly or indirectly, each Product (as such term is defined in the Supply Agreement) sold by Seller or its Affiliates to Purchaser pursuant to the Supply Agreement, the terms of the Supply Agreement shall govern.

         SECTION 1.04 CLOSING AND DELIVERY OF DOCUMENTS.

         (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will, subject to the satisfaction or waiver of the conditions set forth in Article V hereof, take place on August 8, 2001, or at such other time as shall be mutually agreed upon by the parties. The date on which Closing occurs is referred to herein as the "Closing Date".

         (b) At Closing, Seller shall deliver or cause to be delivered to Purchaser, the following: (i) a duly executed Assignment of Trademarks; (ii) a duly executed Bill of Sale; (iii) a duly executed Supply Agreement; (iv) the Seller's Officer's Certificate; (and (v) a duly executed Assignment of Copyrights.

         (c) At Closing, Purchaser shall deliver to Seller, the following: (i) cash in the aggregate amount of the Purchase Price by electronic funds transfer of immediately available United States Dollars in the amounts and to the accounts of such entities as are designated by Seller on Schedule 1.04(c) (with such entities to designate to Purchaser in writing not less than two (2) business days prior to Closing the relevant account numbers of the accounts to which such transfers should be made); (ii) a duly executed Assignment of Trademarks; (iii) a duly executed instrument of the Assumed Liabilities substantially in the form of Exhibit C (the "Assumption Agreement"); (iv) a duly executed Supply Agreement; (v) the Purchaser's Officer's Certificate; and (vi) a duly executed Assignment of Copyrights.

         (d) As promptly as reasonably practicable after Closing and in any event within sixty (60) days after Closing, Seller shall provide to Purchaser:
(i) all books, computer data, software, records, notes, notebooks and other data or information, whether in audio, visual, print, machine-readable or other forms, current and archived, including but not limited to, lists of customers and suppliers of the Products in the Territory, business development plans, advertising matter, catalogs, correspondence, mailing lists, photographs, sales and distribution data, purchasing data, market data, promotional data, product literature, training materials and research data, and all other materials and records which concern or relate to the current conduct of each Business and



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the Acquired Assets; and (ii) complete copies of all registrations, applications, approvals, licenses and permits relating to the Acquired Assets (including each Product) from the FDA and any other Governmental Entity, including the NDAs.

         SECTION 1.05 RISK OF LOSS.

         Until Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or its Affiliates, as applicable. At Closing, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

         SECTION 1.06 PURCHASE PRICE ADJUSTMENT.

         (a) Promptly after execution of this Agreement, Seller shall determine the Months of Supply of the Product that was held by Seller's or its Affiliates' wholesale customers as of [July 31, 2001] (the "Calculation Date") and shall provide notice to Purchaser thereof. "Months of Supply" shall be calculated pursuant to the formula set forth on Schedule 1.06(a). If the Months of Supply of the Product exceeds three (3) months, then Seller shall pay to Purchaser in cash, within ten (10) business days of such notice to Purchaser the amount as calculated pursuant to the formula set forth on Schedule 1.06(a). For the avoidance of doubt, to the extent that any amount payable by Seller pursuant to this Section 1.06(a) is less than zero, Purchaser shall have no obligation to pay the absolute value of such amounts to Seller.

         (b) Notwithstanding anything to the contrary set forth in this Agreement, Section 1.06(a) shall be Purchaser's sole and exclusive remedy with respect to Seller's (and its Affiliates') sales practices related to incentives or other inducements to purchase each Product offered, or volume of each Product sold, to Seller's (or such Affiliates') customers, in each case, on or prior to the Closing Date. Purchaser shall not be entitled to recovery under Article VII for any Losses arising from any breaches of representations and warranties or breaches of covenants in this Agreement or in any Related Instrument relating to such sales practices or volume of sales.

         SECTION 1.07 REBATES; RETURNS HANDLING; INVENTORY; TAX.

         (a) Seller agrees to be responsible for all chargebacks and rebates ("Rebate Programs") Seller is obligated to pay pursuant to any Rebate Programs for amounts charged to Seller's NDC codes for each Product and invoiced by such Rebate Programs within ninety (90) days after the Closing Date. Purchaser shall be responsible for Rebate Program amounts charged to Purchaser's NDC codes for each Product and for all Rebate Program amounts charged to Seller's NDC codes for each Product and invoiced by such Rebate Programs more than ninety (90) days after the Closing Date. All payments due under this Section 1.07(a) for which Purchaser is responsible shall be made promptly to Seller upon submission to Purchaser of invoices that describe the requested payments in reasonable detail. Purchaser shall obtain new NDC codes for each Product as soon as practicable after the Closing Date. In the event either party disputes an amount owed under any Rebate Program, each party shall provide to the other copies of any documents and records evidencing original rebate claims and any resubmissions of such claims and data relating to unit rebate calculations in order to enable the responsible party to resolve such disputed amount.

         (b) Following the Closing, the Parties will jointly issue a letter to customers of each Product, advising such customers of Purchaser's and Seller's respective responsibilities in connection with returns and credits. Except as otherwise expressly set forth below and subject to Purchaser's timely compliance with its obligations set forth in this Section 1.07(b), Seller and Purchaser agree that during the nine (9) month period immediately following the Closing Date,



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Seller shall be responsible for handling the returns and credits of all Shipped
Products. Seller shall handle such returns during such period in accordance with Seller's then applicable returned goods policy. Purchaser agrees to provide Seller with any information reasonably requested by Seller from time to time regarding Purchaser's selling prices for the Products in order to assist Seller in Seller's determination of the reimbursement prices for returned Shipped Products. Such information shall be provided by Purchaser to Seller promptly, and in any event within ten (10) business days, after Seller's written request therefor. In the event that during such nine (9) month period any returns are delivered to Purchaser, such returns shall be shipped by Purchaser to Seller and Seller shall reimburse Purchaser for the shipping costs incurred. Any Products returned after the nine (9) month period shall be the responsibility of the Purchaser. In the event that following such nine (9) month period any returns are delivered to Seller, such returns shall be shipped by Seller to Purchaser and Purchaser shall reimburse Seller for the shipping costs incurred. For the sake of clarity, during the nine (9) month period following the Closing, this
Section 1.07(b) shall not apply to misshipped Products by Purchaser that are returned by the customer for non-compliance with the terms of the customer's orders (such as non-compliance with respect to quantity, delivery, date, pricing error, or delivery location).

         (c) On the Closing Date, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, pay for and accept from Seller, free and clear of all Liens, all right, title and interest of Seller and its Affiliates in, to and under the Inventory. The purchase price for the Inventory shall be determined in accordance with the price for each SKU# set forth in Schedule 1.07(c) and shall be paid by Purchaser to Seller within thirty (30) days after the Closing by wire transfer of immediately available funds to the account specified on Schedule 1.04(c). On the Closing Date and for a reasonable time thereafter, Seller and its Affiliates will make the Inventory available for pick-up by Purchaser. Seller shall bear the risk of loss to the Inventory until the Inventory has been delivered to Purchaser; thereafter Purchaser shall bear the risk of loss to the Inventory. Seller shall provide to Purchaser (a) upon delivery of the Inventory, Seller's standard certificate of analysis for each batch of Products and (b) within ten (10) business days of the initial delivery of each Product, a complete copy of one representative batch record for each Product.

         (d) Seller and Purchaser each agrees to be responsible for their respective Tax liabilities arising in connection with the purchase and sale of the Acquired Assets. Any Tax liabilities arising out of or relating to, directly or indirectly, each Business or the Acquired Assets (including the Products) on or prior to the Closing Date shall be the responsibility of Seller and any Tax liabilities arising out of or relating to, directly or indirectly, each Business or the Acquired Assets (including the Products) after the Closing Date shall be the responsibility of Purchaser. For the sake of clarity, any income tax or similar liability incurred by Seller after Closing in connection with the manufacturing of the Products by Seller shall be the responsibility of Seller.

         (e) Purchaser and Seller hereby agree to reimburse one another, U.S. dollar for dollar, in the event that any of their or their respective Affiliates' customers offset, against accounts payable by such customer to Seller or Purchaser or their respective Affiliates, the cost of each Product returned by such customer, in each case which are the responsibility of the other party hereto pursuant to Section 1.07(b). Seller and Purchaser agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset for which such party or its Affiliate is entitled to be reimbursed pursuant to Section 1.07(b). Payment shall be made promptly following receipt of notice of any such offset by a customer (together with supporting documentation). Seller and Purchaser shall, and Seller shall cause its Affiliates to, cooperate to ensure that a customer does not offset returns of each Product against both Seller (or any of its Affiliates) and Purchaser.



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         SECTION 1.08 LICENSES.

         (a) Seller hereby grants to Purchaser a non-exclusive, perpetual, fully paid-up and royalty-free, irrevocable, transferable (but solely transferable in connection with the sale of all the Company's rights, title and interest in and to the Products) and sublicensable right and license under any and all Product Registrations, Know-How, Copyrights, Patents, Retained Information, and other market materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials, training materials in whatever medium (e.g., audio, visual or print), records, and recorded information that are used as of the Closing Date in each Business or in the manufacture, use, marketing or sale of a Product in the Territory and that are owned or controlled by BMS or its Affiliates as of the Closing Date, where and to the extent not acquired by Purchaser as part of the Acquired Assets, to use and practice same in order to make and have made Product anywhere in the world solely for sale, marketing, use and distribution in the Territory. The foregoing license grant shall also include any and all information and data developed subsequent to Closing in connection with changes subsequent to the Closing and prior to the assumption of manufacturing of the Products by Purchaser (i) to the Specifications, (ii) the Know-How, (iii) relating the manufacture of the Product or (iv) the Product Registrations (any and all such information shall be deemed part of the "Licensed Information"). Purchaser covenants that it will use the licensed rights solely in accordance with the terms set forth in this Section 1.08(a). Seller retains all rights in and to the foregoing not expressly licensed under this Section 1.08(a).

         (b) Purchaser hereby grants to Seller a non-exclusive, perpetual, fully paid-up and royalty-free, irrevocable, transferable, worldwide, and sublicensable right and license under its rights, title and interests in and to the Acquired Assets solely for the purposes set forth in Section 1.08(c)(A)-(C). Seller covenants that it will use the licensed rights solely in accordance with the preceding sentence. Purchaser retains all rights in and to the Acquired Assets not expressly licensed under this Section 1.08(b).

         (c) Purchaser agrees that Seller and its Affiliates may use the license granted in Section 1.08(b) (and may cross reference such NDAs) in connection with (A) the manufacture by or on behalf of Seller and its Affiliates of a Product for Purchaser, (B) any Products for sale, use or distribution outside the Territory, and the manufacture of any Products in or outside the Territory for sale, marketing, use or distribution outside the Territory; and (C) internal research purposes.

         (d) Purchaser and its Affiliates agree that they will use the information contained in the Product Registrations (and may cross-reference the NDA) solely in connection with (A) the sale, marketing, use or distribution of any Product in the Territory and the manufacture of any Product in or outside the Territory for sale, marketing, use or distribution inside the Territory; (B) internal research purposes, and (C) the development of new line extensions and formulations of the Product for sale, marketing, use or distribution inside the Territory.

         SECTION 1.09 SCOPE OF THE PARTIES' RIGHTS.

         (a) Purchaser hereby acknowledges and agrees that: (i) neither Purchaser nor its Affiliates shall interfere with, or have the right to prohibit, the development, manufacture, sale, or distribution of the Products outside the Territory or the manufacture of Products within the Territory for use outside the Territory; and (ii) Purchaser will acquire no right, title, or interest whatsoever in any property or assets of Seller or any of Seller's Affiliates except as expressly set forth in this Agreement.

         (b) Seller hereby acknowledges and agrees that neither Seller nor its Affiliates shall interfere with, or have the right to prohibit, the development, manufacture, sale, or distribution of



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the Products inside the Territory or the manufacture of Products outside the
Territory for use inside the Territory.

         (c) Purchaser acknowledges and agrees that Seller and its Affiliates shall be entitled to use the Acquired Assets after Closing only as provided in Sections 1.08(b) and 1.08(c) or to the extent necessary to fulfill Seller's obligations hereunder, under the Supply Agreement (as defined below), or under applicable laws or regulations.

         (d) Nothing in this Section 1.09 shall prohibit the manufacture, marketing, distribution, sale or use by Seller or any of its Affiliates of any competing products outside the Territory. For the sake of clarity, in no event may Seller or its Affiliates use the Acquired Assets except as set forth in
Section 1.09(c).

         (e) Seller agrees that for a period of ten (10) years following the Closing Date, Seller and its Affiliates will not market, distribute or sell in the Territory any generic versions of the Products, including any products sold or to be sold under any ANDA or supplement thereto referring to any Product as a reference drug (collectively, a "Generic Product") and will not manufacture any Generic Product for marketing, distribution, or sale in the Territory; provided, that in the event Seller or any of its Affiliates merges with, acquires, or is acquired by any other business that, prior to such merger or acquisition was selling any Generic Product(s) in the Territory, then Seller shall be permitted to continue manufacturing, using, marketing, distributing and selling in the Territory such Generic Product(s) in unlimited quantities notwithstanding anything in this Agreement to the contrary as long as neither Seller nor any of its Affiliates uses any Acquired Assets or Know-How that remains confidential to Purchaser in connection with the manufacture, use, marketing, distribution or sale of any such Generic Product. In the event that Seller merges with, acquires or is acquired by any other business selling any Generic Product(s), Seller shall promptly notify Purchaser in writing if and when Seller determines to sell or outlicense any such Generic Product. Purchaser shall have sixty (60) days from the date such notice is given to make a written proposal to Seller for the acquisition of rights to such Generic Product(s). If Purchaser provides such notice to Seller within such sixty (60) days, the parties shall negotiate in good faith the terms and conditions of an agreement for Purchaser's acquisition of rights to such Generic Product(s). In the event that (i) Purchaser does not provide such notice to Seller within sixty (60) days of the giving of Seller's notice or (ii) Purchaser does provide such notice and after a period of sixty
(60) days from the date of such notice, despite good faith negotiations, the parties have not entered into a written agreement setting forth the terms and conditions of such acquisition of rights to such Generic Product(s), Seller shall have the right to at any time within the following six (6) calendar months sell or otherwise transfer rights to such Generic Product(s) to any third party on terms and conditions, taken as a whole, that are not more favorable to the third party than those last offered to Purchaser by Seller in writing, and after such six (6) calendar month period at any time on any terms and conditions.

         (f) The parties acknowledge that the Inventory purchased under this Agreement will contain packaging and labeling with the names, logos, and trademarks of Seller and its Affiliates. The parties acknowledge that the Products to be supplied under the Supply Agreement may contain packaging and labeling with the names, logos, and trademarks of Seller and its Affiliates. Purchaser and its Affiliates may distribute such Inventory and Products with such packaging and labeling for a period of twelve (12) months or the time it takes to exhaust the current packaging and labeling inventory, whichever is longer; however, Purchaser and its Affiliates shall not, and shall have no right to, use such names, logos, or trademarks for any other purpose and Purchaser and its Affiliates shall acquire no right, title, or interest in or to such names, logos, and trademarks.

         (g) Seller and its Affiliates shall not market, distribute, or sell any of the Products within the Territory or knowingly cause or facilitate the Products to be marketed, distributed, or



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sold within the Territory nor knowingly distribute or sell the Products outside the Territory to a Third Party who Seller or its Affiliates know intends to distribute the Products within the Territory; provided, that the foregoing shall not apply to any importation into the Territory by individual consumers of Products purchased by them outside the Territory, as permitted by applicable law. Purchaser and its Affiliates shall not market, distribute, or sell any of the Products outside the Territory or knowingly cause or facilitate the Products to be marketed, distributed, or sold outside the Territory nor knowingly distribute or sell the Products in the Territory to a Third Party who Purchaser or its Affiliates know intends to distribute the Products outside the Territory; provided, that the foregoing shall not apply to any importation into countries outside the Territory by individual consumers of Products purchased by them within the Territory, as permitted by applicable law. Each party shall use commercially reasonable efforts to investigate the suspected diversion of the Products into the other Party's Territory. Each party agrees to meet with the other at its request to discuss matters relating to the unauthorized importation and sale into its respective territory of the Products.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller represents and warrants to Purchaser, as of the Agreement Date, as follows:

         SECTION 2.01 ORGANIZATION.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Affiliates has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on each Business as each is presently conducted.

         SECTION 2.02 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

         Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and each of Seller and its Affiliates has the requisite corporate power and authority to execute and deliver each Related Instrument to which it is a party and to perform all of its obligations thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and each Related Instrument that is to be executed and delivered by Seller or an Affiliate of Seller will constitute when executed and delivered by Seller or such Affiliate, as applicable, assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser to the extent applicable, a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         SECTION 2.03 CONSENTS AND APPROVALS; NO VIOLATIONS.

         (a) Except as set forth on Schedule 2.03(a), neither the execution and delivery of this Agreement nor any Related Instrument by Seller or any Affiliate of Seller party thereto, nor the performance by Seller or such Affiliate of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Seller or such Affiliate, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Seller or such Affiliate is a party or by which Seller or such Affiliate or the Acquired Assets are bound, or result in the creation or imposition of any

Lien upon any of the Acquired Assets or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to Seller, such Affiliate or the Acquired Assets, except in the case of clauses (ii) or
(iii) for violations, breaches or defaults which would not result in a Material Adverse Effect, have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

         (b) Except for the applicable requirements of the HSR Act and except as set forth on Schedule 2.03(b), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not result in a Material Adverse Effect, materially impair Seller's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

         SECTION 2.04 FINANCIAL STATEMENTS.

         Schedule 2.04 sets forth the "Statements of Net Sales and Product Contribution" for each Product for the years ended December 31, 1998, 1999, 2000 ("Annual Financial Statements") and for the six (6) months ended June 30, 2001 ("Interim Financial Statements", which, together with the Annual Financial Statements are referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's accounting policies applied on a consistent basis, which are in accordance with GAAP and fairly present, in all material respects, as of the dates thereof and for the periods then ended the product contribution (as described therein) of each Business.

         SECTION 2.05 ABSENCE OF CERTAIN CHANGES.

         Except as set forth on Schedule 2.05, since June 30, 2001, and through the Agreement Date, there has not been any Material Adverse Effect in the business or results of operations of each Business, taken as a whole. Except as set forth on Schedule 2.05, since June 30, 2001, Seller has caused each Business to be conducted in the ordinary course. Except as set forth on Schedule 2.05, since June 30, 2001, none of Seller or its Affiliates has: (a) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any Acquired Asset, (b) failed to maintain satisfactory relationships with or preserve the goodwill of suppliers and customers in connection with the conduct of each Business, (c) transferred or granted any rights or options in or to any of the Acquired Assets except for the transfer of inventory in the ordinary course of business, (d) transferred to any Third Party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property other than in the ordinary course of business, (e) conducted its marketing and promotional activities with respect to each Product other than in the ordinary course of each Business consistent with past practices, (f) instituted any new methods of purchase, sale or operation or instituted any changes in the product pricing or in promotional allowances other than in the ordinary course of each Business consistent with past practices, (g) made any material changes in selling, pricing or advertising practices inconsistent with past practices, (h) launched each Product packaging changes or Product line extensions. Without limiting the foregoing in clause (g), Seller has not, and has not caused its Affiliates to engage in any special promotions of each Product or established any tie-ins of each Product with any of Sellers or its Affiliates other products.

         SECTION 2.06 TITLE OF ASSETS; SUFFICIENCY OF ASSETS.

         Seller or an Affiliate of Seller has, or as of the Closing Date will have, good and valid title to all the Acquired Assets. Upon consummation of the Acquisition, Purchaser shall acquire good title to, and all right, title and interest of Seller and its Affiliates in and to the Acquired

Assets, free and clear of all Liens, other than Permitted Liens. The Acquired Assets and the license rights granted to Purchaser pursuant to Section 1.08(a) constitute all of the assets, rights and properties that are sufficient for the operation of each Business as currently operated by Seller and its Affiliates, except for the Excluded Assets (other than those Excluded Assets licensed under Section 1.08(a)).

         SECTION 2.07 INTELLECTUAL PROPERTY.

         (a) Schedule 2.07(a) sets forth a list of: (i) all patented or registered Intellectual Property and pending patent applications, trademark registrations or applications, or other applications for registration of Intellectual Property owned or used in each Business; (ii) all common law trademarks and service marks used in each Business; and (iii) all licenses or similar agreements or arrangements to which Seller or any of its Affiliates is a party, either as licensee or licensor, relating to the Intellectual Property which remain in force and effect as of the Closing Date and which are material to the conduct of each Business.

         (b) Except as set forth on Schedule 2.07(b), (i) Seller or Seller's Affiliates are the owner of all registered Included Intellectual Property or applications therefor, (ii) all registered Intellectual Property in the Territory is valid, enforceable and in full force and effect, (iii) to the Knowledge of Seller, no Third Party has a superior right to Seller or Seller's Affiliates to use any of the trademarks set forth on Schedule 2.07(a), (iv) none of the Intellectual Property is subject to any contractual obligation restricting Seller's or its Affiliates' use thereof or entitling others to use the same or in any way obligating Seller or its Affiliates to make payments to others.

         (c) Except as set forth on Schedule 2.07(c):

             (i) Seller or one of its Affiliates owns or controls all right, title and interest in, to and under the Intellectual Property used in each Business in the United States free and clear of any Liens or other restrictions;

             (ii) there are no claims pending or, to the Knowledge of Seller, threatened, as of the Agreement Date, against Seller or any of its Affiliates by any person with respect to ownership, validity, enforceability or use of any of the Intellectual Property used in each Business in the United States, including any demand or request in writing that Seller license rights from a Third Party;

             (iii) neither Seller nor any of its Affiliates has received any notices of, or is aware of any facts which would indicate a reasonable likelihood of, any infringement or misappropriation by any Third Party with respect to the Intellectual Property used in each Business in the United States; and

             (iv) the conduct of each Business in the United States does not infringe, or to the Knowledge of the Seller, misappropriate or otherwise conflict with any issued patents, registered copyrights or registered trademark rights of any Third Parties.

         (d) Except as set forth on Schedule 2.07(d), Seller has the right to use and convey all the Included Intellectual Property.

         (e) No present or former employee or consultant of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in the Included Intellectual Property.

         SECTION 2.08 CONTRACTS.

         Except as set forth on Schedule 2.08, none of Seller or its Affiliates is a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement, that is used, held for use or intended for use, primarily in, or that arises primarily out of, any of the Acquired Assets, each Product, or the operation or conduct of each Business ("Contracts"), and that is:

             (i) or contains a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in each Business or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession;

             (ii) a Contract involving payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of any Business consistent with past practice;

             (iii) a Contract involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of any Business consistent with past practice;

             (iv) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturer, representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; or

             (v) a lease, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or extending for a term less than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice)).

         SECTION 2.09 COMPLIANCE WITH LAW.

         (a) Except as set forth on Schedule 2.09(a) or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) each Business is conducted in the United States in compliance with all permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, regulations, guidance, and guidelines, including the United States Food, Drug and Cosmetic Act, as amended from time to time (the "FDA Act") and the Prescription Drug Marketing Act, as amended from time to time, (ii) all governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, each Business in the United States are in full force and effect, (iii) since January 1, 1996, no Governmental Entity has served notice that Seller and its Affiliates (with respect to each Business), each Business or the Acquired Assets were or are in violation of any law, statute, ordinance, rule, regulation or order in the United States and, to the Knowledge of Seller, there are no grounds for the same and (iv) since January 1, 1996, none of Seller or any of its Affiliates has received written notice from any United States Governmental Entity in connection with each Business that there are any circumstances currently existing which would lead to any loss or refusal to renew any governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations on terms less advantageous to Seller and its Affiliates than the terms of those licenses, permits, registrations, approvals, concessions, franchises and authorizations currently in force.

         (b) Except as set forth in Schedule 2.09(b):

             (i) And to the extent that it could not reasonably be expected to have a Material Adverse Effect, each Business is conducted in compliance in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of each of the NDAs relating to each Product, and each of the NDAs has been approved by, and none of Seller or any of its Affiliates has received any written notice which has, or reasonably should have, led Seller to believe that any of the NDAs are not currently in good standing with the FDA. To its Knowledge or to the extent that it could not reasonably be expected to have a Material Adverse Effect, Seller or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to each NDA which is material to the conduct of each Business as currently conducted by Seller. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, with respect to each Product for which an NDA has been approved by the FDA, the applicant and all persons performing operations covered by the application acted in compliance in all material respects with 21 U.S.C. ss.ss. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of such application. Seller and its Affiliates have not prepared or have any rights to any ANDA filings relating to the Products.

             (ii) Neither Seller nor any of its Affiliates has received any written notice since January 1, 1996 that any United States governmental or regulatory agency (including the FDA) has commenced, or, to the Knowledge of Seller, threatened in writing to initiate any action to withdraw its approval or request the recall of each Product, or commenced or threatened in writing to initiate any action to enjoin production of each Product at any facility.

             (iii) All manufacturing, testing, labeling, packaging, storing, and shipping operations conducted by Seller and its Affiliates relating to each Product are currently conducted in compliance in all material respects with current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211.

             (iv) Seller and its Affiliates have made available to Purchaser copies of all material (A) reports of inspection observations relating to each Product, (B) establishment inspection reports relating to each Product, and (C) warning letters as well as any other documents received by Seller or any of its Affiliates from the FDA relating to each Product and/or arising out of the conduct of each Business that assert ongoing material lack of compliance with any applicable laws or regulatory requirements (including those of the FDA) by Seller or its Affiliates and which, if not corrected, could reasonably be expected to have a Material Adverse Effect. Attached or listed on Schedule 2.09(b)(iv) are any such reports, letters, and documents that remain open or unresolved as of the Closing Date.

             (v) To Seller's Knowledge or to the extent that it could not reasonably be expected to have a Material Adverse Effect, with respect to each Product in the United States, neither Seller nor any of its Affiliates is in violation of, and Seller and its Affiliates are in compliance with, all applicable registration and listing requirements set forth in 21 U.S.C. ss. 360 and 21 C.F.R. Part 207.

             (vi) To Seller's Knowledge, with respect to each Product in the United States, none of Seller, any of its Affiliates or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, the effect of which could reasonably be expected to have a Material Adverse Effect.

             (vii) To Seller's Knowledge or to the extent that it could not reasonably be expected to have a Material Adverse Effect, with respect to each Product currently in distribution in the United States that was manufactured and sold by Seller or its Affiliates prior to the Closing Date, such Product was not adulterated or misbranded within the meaning of the FDA Act, 21 U.S.C. ss.ss. 351, 352 et. seq., at the time of delivery by Seller or any of Seller's Affiliates to a common carrier, and all labeling, advertising and promotional materials of Seller or its Affiliates with respect to each Product conform in all material respects with applicable FDA regulations.

             (viii) To Seller's Knowledge, with respect to each Product in the United States, no material modifications to the process by which each Product is currently manufactured, such as modifications in the design and operating principles of the equipment, the standard operating procedures and controls, the formulation, or the manufacturing procedures, are necessary in order to continue to manufacture commercial quantities of each Product in a manner and quantity consistent with the amount and timing of Product requirements over the previous two years.

             (ix) The Inventory was manufactured in accordance with the applicable specifications for each Product and otherwise in accordance with current good manufacturing practices in effect at the time of manufacture. The Inventory, when delivered to the common carrier for delivery, will not be
                      (a) adulterated or misbranded within the meaning of the FDCA or (b) an article that may not be introduced into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA, except where and to the extent required by the consummation of the transactions contemplated by this Agreement.

         SECTION 2.10 LITIGATION.

         (a) As of the Agreement Date, except as set forth on Schedule 2.10, there is no claim, action, or proceeding, including product liability claims (collectively, a "Proceeding"), pending or, to Seller's Knowledge, threatened in writing against Seller or its Affiliates (in respect of the Acquired Assets), the Acquired Assets (including each Product), the conduct of each Business or the transactions contemplated by this Agreement and each Related Instrument which Purchaser would become liable as a result of the consummation of the transactions contemplated hereby which is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to result in a Material Adverse Effect.

         (b) There are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Acquired Assets (or will apply to Purchaser after the Closing) that restrict the ownership, disposition or use of the Acquired Assets or the conduct of each Business, in each case, in any material respect.

         SECTION 2.11 BROKERS OR FINDERS.

         Neither Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

         SECTION 2.12 WEBSITES AND DOMAIN NAMES.

         Neither Seller nor any of its Affiliates has any interest or ownership rights in any internet domain names or websites relating to each Product.

         SECTION 2.13 REGULATORY APPROVALS.

         Schedule 2.13 sets forth all regulatory approvals for each Product.

         SECTION 2.14 KNOWLEDGE.

         Seller represents that the individuals set forth on Schedule 8.02(a) are Seller's and its Affiliates' representatives with primary responsibility for each Product in their respective areas of expertise.

         SECTION 2.15 NO OTHER REPRESENTATIONS OR WARRANTIES.

         Except for the representations and warranties contained in this Article II (including the Schedules), the Seller's Officer's Certificate and the Related Instruments, none of Seller, its Affiliates or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

         SECTION 3.01 ORGANIZATION.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

         SECTION 3.02 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

         Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument has been duly authorized, executed and delivered by Seller and/or its Affiliates to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         SECTION 3.03 CONSENTS AND APPROVALS; NO VIOLATIONS.

         (a) Neither the execution and delivery of this Agreement nor any Related Instrument by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Purchaser is a party or by which any of its properties or assets are bound or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated by this Agreement.

         (b) Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not materially impair Purchaser's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

         SECTION 3.04 BROKERS AND FINDERS.

         Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

         SECTION 3.05 NO PROCEEDINGS.

         There is no Proceeding, pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser which would affect Purchaser's ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

         SECTION 3.06 AVAILABILITY OF FUNDS.

         Purchaser currently has and as of the Closing Date will have available funds necessary to consummate the Acquisition contemplated by this Agreement.

         SECTION 3.07 NO ACTIVE SOLICITATION OF RETURNS.

         To the extent that any Product does not have any safety or efficacy issues, Purchaser agrees that it will not actively solicit customers to return Product with a good shelf life that was sold by Seller.

         SECTION 3.08 NO OTHER PURCHASER REPRESENTATIONS OR WARRANTIES.

         Except for the representations and warranties contained in this Article III, the Purchaser's Officer's Certificate and the Related Instruments neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                   ARTICLE IV.

                                   COVENANTS

         SECTION 4.01 TRANSFER OF REGULATORY FILINGS; RESPONSIBILITY FOR
                      PRODUCTS.

         (a) Promptly after Closing and in any event within sixty (60) business days after Closing, the parties shall file with the FDA the information required pursuant to 21 C.F.R. Part 314, or any successor regulation thereto, regarding the transfer of the NDAs from Seller to Purchaser. Seller shall file the information required of a former owner, and Purchaser shall file the information required of a new owner. Contemporaneously with such filings, Seller also shall file with the FDA any required information regarding the transfer of the INDs from Seller to Purchaser. The parties also agree to use their best efforts to take any and all other actions required by the FDA, or other necessary governmental agencies, if any, to effect the transfer of the NDAs and the INDs from Seller to Purchaser. Seller may retain an archival copy of the NDAs and the INDs, including supplements and records that are required to be kept under applicable law, and Seller shall treat such archived copies as Confidential Information (as defined in the Supply Agreement) of Purchaser and disclosure of such information shall be governed by the Supply Agreement.

         (b)

             (i) After the Closing, Purchaser shall assume all regulatory responsibilities under applicable laws and regulations to be assumed by Purchaser in connection with the Products in the Territory and the Product Registrations, the NDAs, and the INDs including, but not limited to, responsibility for reporting any adverse drug events in connection with the Products, and responsibility for compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

             (ii) The parties will agree upon procedures to ensure an orderly transition from Seller to Purchaser of the activities required to be undertaken by the holder of the Product registrations, including, without limitation, adverse experience reporting, quarterly and annual FDA reports, complaint and sample tracking, and communication with health care professionals and customers. Seller agrees to cooperate with Purchaser to ensure an orderly transition of the activities contemplated hereby.

             (iii) In order for the parties to comply with their respective responsibilities under this subsection (iii) in connection with the reporting of adverse drug events, to the extent either party hereto receives any information regarding adverse drug events related to the use of any one of the Products, whether such use is within or outside of the Territory, such party shall promptly provide the other party with such information in accordance with a mutually agreed to reporting procedure between Purchaser and Seller. Purchaser and its Affiliates therefore agree to promptly submit to Seller all adverse drug experience information or customer complaints brought to the attention of Purchaser or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. Seller and its Affiliates agree to promptly submit to Purchaser all adverse drug experience information or customer complaints brought to the attention of Seller or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products.

             (iv) After the Closing, Purchaser shall assume all responsibility for any and all FDA fee obligations for holders or owners of approved NDAs and approved, marketed prescription drug products relating to the Products, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992.

             (v) Promptly after the Closing, Purchaser and Seller shall take all actions necessary or required under applicable laws, rules, and regulations, to reflect that the Acquired Assets are owned by Purchaser and that Purchaser has responsibility therefor.

             (vi) After the Closing, Seller shall direct all complaints or inquiries concerning the Products in the Territory to Purchaser to the attention of Purchaser's Medical Affairs Department, 501 Fifth Street, Bristol, Tennessee 37620, at facsimile number (423) 989-6137 or otherwise as required under the Supply Agreement or pursuant to Sections 1.08(b) and 1.08(c) hereof.

         SECTION 4.02 [INTENTIONALLY OMITTED]

         SECTION 4.03 CONFIDENTIALITY.

         (a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller dated April 17, 2001 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, Purchaser's obligations under the Confidentiality Agreement shall terminate with respect to information relating solely to each Business or otherwise included in the Acquired Assets or relating to each Product; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. Notwithstanding the foregoing, Seller acknowledges and agrees that Purchaser may
(i) publicly disclose the information prepared pursuant to Section 4.12(d) and
(ii) publicly disclose Retained Information relating to each Business (A) if and to the extent required by applicable law, rule or regulation or (B) with the consent of Seller (not to be unreasonably withheld).

         (b) Each of Purchaser and Seller agrees that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law and only to the extent required by such law. In the event that such disclosure, availability or filing is required by applicable law, each of Purchaser and Seller (as applicable) agrees to use commercially reasonable efforts to obtain "confidential treatment" of this Agreement and the Related Instruments with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Entity) and to redact such terms of this Agreement and the Related Instruments as the other party shall request.

         (c) Seller shall use commercially reasonable efforts to keep confidential, and to cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating exclusively to each Business and used exclusively in the Territory, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.03(c). The covenant set forth in this Section 4.03(c) shall survive in perpetuity.

         SECTION 4.04 [INTENTIONALLY OMITTED].

         SECTION 4.05 REGULATORY APPROVALS.

         (a) Each of Purchaser and Seller have filed appropriate forms under the HSR Act with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ"), and each acknowledges that the waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement pursuant to the HSR Act has expired or has been terminated.

         (b) Each of Seller and Purchaser shall use best efforts to procure all applicable approvals necessary to consummate the transactions contemplated hereby, including the transfer from Seller to Purchaser, within ninety (90) days of the Closing Date, all of Seller's rights, title and interest to approvals relating to each Product or each Business.

         SECTION 4.06 PROPERTY TRANSFER TAXES.

         Except as otherwise provided herein, any excise, sales, use, transfer or similar taxes ("Transfer Taxes") required to be made to any Governmental Entity in connection with the transfer of Acquired Assets pursuant to the terms of this Agreement shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The Seller and Purchaser shall cooperate in the timely making and filing of all filings, Tax Returns, reports and forms as may be required with respect to any Transfer Taxes payable in connection with the transfer of the Acquired Assets.

         SECTION 4.07 PUBLICITY.

         Except as otherwise required by law or applicable stock exchange requirements, prior to the Closing neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement. The content of the initial press release for each party announcing the execution of this Agreement is attached hereto as Schedule 4.07.

         SECTION 4.08 FURTHER ASSURANCES.

         Each party shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and each Related Instrument.

         SECTION 4.09 NO USE OF CERTAIN NAMES.

         (a) Purchaser shall promptly, and in any event within nine (9) months after Closing, complete the revision of all product literature relating to each Product (i) to delete all references to the Names and (ii) to delete all references to Seller's or its Affiliates' customer service address or phone number; provided, however, that for a period of nine (9) months from the Closing Date, and subject to any applicable terms of the Supply Agreement, Purchaser may continue to distribute product literature that uses any Names, addresses or phone numbers to the extent that such literature exists on the Closing Date, and Seller hereby grants to Purchaser rights under any copyrights and other intellectual property owned by Seller (and covenants to cause each of its Affiliates to grant Purchaser rights under any copyrights and other intellectual property owned by such Affiliate) to the extent necessary to allow Purchaser to so use such product literature during such period; provided, that, Purchaser shall be solely responsible for ensuring that the content, use and distribution of such product literature complies and is conducted in accordance with applicable law.

         (b) Seller hereby grants a non-exclusive right and license to Purchaser under the Names to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell each Product utilizing the labels and packaging existing on the Closing Date, to the extent permitted under
Section 2.01(d) of the Supply Agreement.

         SECTION 4.10 BULK TRANSFER LAWS.

         Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

         SECTION 4.11 CUSTOMER NOTIFICATIONS.

         Promptly after the Closing Date, Purchaser and Seller shall notify all wholesale distributors of the Products (i) of the transfer of the Acquired Assets to Purchaser, (ii) that all purchase orders for Product received by Seller or any of its Affiliates prior to the Closing Date but not shipped prior to 11:59 p.m. (EST) of the Closing Date will be transferred to Purchaser provided, that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all purchase orders for Product received after the Closing Date should be sent to Purchaser at King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620, Attention:
ROY HILT.

         SECTION 4.12 POST-CLOSING COOPERATION.

         (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of 180 days after the Closing, unless otherwise stated in this Agreement, to ensure the orderly transition of each Business from Seller to Purchaser and to minimize any disruption to each Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. For a period of three years after the Closing, unless a longer period is required by law, Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and to grant to Purchaser and its employees, attorneys, accountants, officers, representatives and agents, during normal business hours and upon reasonable advance written notice, reasonable access to management personnel of Seller and its Affiliates and to the books and records relating to the Acquired Assets, to Seller's business as now conducted for the Products in the Territory and to permit copying at Purchaser's expense of documents relating to the Acquired Assets for the purposes of any financial reporting, accounting matters, and tax matters (including any financial and tax audits, tax contests, tax examination, preparation of any Purchaser tax returns or financial records) relating to the Acquired Assets (including the Product) and to Seller's Business as now conducted for the Product. During such period, Seller shall maintain all such records and documents in the United States as currently exists on the Closing Date and shall not destroy or dispose of any such records and documents without the prior written consent of Purchaser other than in accordance with Seller's record retention policy.

         (b) At any time on or after the Closing, (i) Seller shall cooperate with Purchaser in making Retained Information available, (ii) Seller shall furnish copies (the first such copy being at Seller's cost and any additional copies being at Purchaser's cost) of such Retained Information for review by Purchaser, to the extent practicable, at the reasonable request of Purchaser, and (iii) upon written notice from Purchaser of any request for Retained Information, Seller shall promptly designate appropriate contacts with respect thereto, and shall make such contacts reasonably available to Purchaser.

         (c) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving each Business. Purchaser shall retain the books and records of Seller and its Affiliates included in the Acquired Assets for a period of seven years after the Closing. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and shall give Seller, at Seller's cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

         (d) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section
4.12. Neither party shall be required by this Section 4.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, each Business).

         (e) Seller shall cause Seller's outside accounting firm, PricewaterhouseCoopers LLP, to conduct an audit of the Annual Financial Statements and to produce such other financial statements as Purchaser may reasonably determine are necessary to satisfy Purchaser's public company reporting requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 including unaudited interim financial statements for the period between July 1, 2001 through the Closing Date. Seller shall (i) cause such accounting firm to complete the audit of the Annual Financial Statements and deliver an unqualified report (including the notes associated therewith) with respect to such Audited Financial Statements, to Purchaser as soon as reasonably practicable, but in no event later than sixty (60) days after the date hereof and (ii) Seller shall cause the stub period financial statements to be delivered to Purchaser as soon as reasonably practicable, but in no event later than sixty (60) days after the date hereof. Purchaser shall reimburse to Seller the fees paid to PricewaterhouseCoopers LLP for the audit of the Annual Financial Statement or any other audited statements requested in writing by Purchaser. Upon the reasonable request of Purchaser and at the expense of Purchaser, Seller shall provide assistance and such other financial and other information as shall be necessary or desirable to permit the preparation of any additional financial statements or information concerning the Acquired Assets required to comply with Regulation S-X of the Securities and Exchange Commission, including providing customary management representation letters to such auditors.

         (f) Nothing in this Section 4.12 or otherwise in this Agreement or any Related Agreement shall require the disclosure or access by any Party of any documents or information that would cause such Party to forfeit or waive attorney-client privilege accorded it under applicable law.

         SECTION 4.13 MEDICAL INFORMATION.

         Within ninety (90) days after the Agreement Date, Seller shall deliver to Purchaser copies of (a) all serious adverse event reports and periodic adverse event reports with respect to each Product that have been filed with the FDA since January 1, 1996, including any material correspondence or other material documents relating thereto, (b) a schedule of all payouts made by Seller since January 1, 1996 to end-users in respect of claims relating to each Product and (c) a schedule of all actual or, to Seller's Knowledge, threatened claims made by end-users since January 1, 1996 against Seller or its Affiliates (the "Medical Information"). To the extent that Seller has not provided copies of all of the Medical Information to Purchaser prior to the date which is ninety
(90) days after the date hereof, Purchaser shall have the right, at Seller's sole cost and expense, to have access to such Medical Information and to compile and copy such Medical Information.

         SECTION 4.14 NDC CODES.

         Promptly following the Closing, Purchaser shall take any and all action necessary to change, as expeditiously as possible, the National Drug Code ("NDC") number for each Product and to apply such new NDC number to each Product.

                                   ARTICLE V.

                                   CONDITIONS

         SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following condition:

         There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

         SECTION 5.02 CONDITIONS TO OBLIGATIONS OF PURCHASER.

         The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

         (a) The representations and warranties of Seller made in this Agreement (including the Schedules) and the Related Instruments that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         (b) Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by Seller under this Agreement by the time of Closing.

         (c) Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Purchaser, to the effect of (a) and (b) above (the "Seller's Officer's Certificate").

         (d) Seller shall have delivered or caused to be delivered to Purchaser each of the documents specified in Section 1.04(b).

         (e) During the period from June 30, 2001 until the Closing, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or would reasonably be expected to have, a Material Adverse Effect.

         SECTION 5.03 CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

         (a) The representations and warranties of Purchaser made in this Agreement and the Related Instruments that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

         (b) Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by Purchaser under this Agreement by the time of Closing.

         (c) Seller shall have received from Purchaser a certificate, dated the Closing Date, duly executed by an authorized officer of Purchaser, reasonably satisfactory in form to Seller, to the effect of (a) and (b) above (the "Purchaser's Officer's Certificate").

         (d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 1.04(c).

         SECTION 5.04 FRUSTRATION OF CLOSING CONDITIONS.

         Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur.

                                   ARTICLE VI.

                             AMENDMENTS AND WAIVERS

         This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Except as provided in
Section 7.01, no delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any Related Instrument shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

                                  ARTICLE VII.

                           SURVIVAL; INDEMNIFICATION

         SECTION 7.01 SURVIVAL OF REPRESENTATIONS.

         The representations and warranties contained in this Agreement (including the Schedules), in any Related Instrument, the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII and shall terminate at the close of business on the two-year anniversary of the Closing Date, except that the representations and warranties contained in Sections 2.01 (Organization), 2.02 (Authority; Execution and Delivery; Enforceability), and 2.06 (Title to Assets; Sufficiency of Assets) of this Agreement shall survive in perpetuity; provided, however, that, in all cases, any representation or warranty that is the subject of a claim which occurred prior to the expiration of the applicable survival period is asserted by the party seeking indemnification hereunder in a reasonably detailed writing delivered to the other party prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

         SECTION 7.02 INDEMNIFICATION BY SELLER.

         (a) Subject to Sections 1.06(b) and 7.08, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

             (i) any breach of any representation or warranty of Seller (without regard to any materiality or Material Adverse Effect qualifiers set forth therein) that survives the Closing and is contained in this Agreement (including the Schedules), the Seller's Officer's Certificate or in any Related Instrument (other than the Supply Agreement);

             (ii) any breach of any covenant of Seller or breach of the license rights granted by Purchaser to Seller contained in this Agreement or in any Related Instrument (other than the Supply Agreement);

             (iii)    any Excluded Liability; and

             (iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

         (b) Seller shall not be required to indemnify any Person, and shall not have any liability:

             (i) under clause (i) of Section 7.02 (a) unless the aggregate of all Losses for which Seller would, but for this clause
                      (i), be liable under this Agreement;

             (ii) under clause (i) of Section 7.02(a) for any individual items (or series of related individual items) where the Loss relating thereto; and

             (iii)    under clause (i) of Section 7.02(a).

         SECTION 7.03 INDEMNIFICATION BY PURCHASER.

         (a) Subject to Section 7.08, Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

             (i) any breach of any representation or warranty of Purchaser (without regard to any materiality or Material Adverse Effect qualifiers set forth therein) that survives the Closing and is contained in this Agreement, the Purchaser's Officer's Certificate or in any Related Instrument (other than the Supply Agreements);

             (ii) any breach of any covenant of Purchaser or breach of any license rights granted by Seller to Purchaser contained in this Agreement or in any Related Instrument (other than the Supply Agreement);

             (iii)    any Assumed Liability; and

             (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

         (b) Purchaser shall not be required to indemnify any Person, and shall not have any liability:

             (i) under clause (i) of Section 7.03 (a) unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable under this Agreement;

             (ii) under clause (i) of Section 7.03(a) for any individual items (or series of related individual items) where the Loss relating thereto; and

             (iii)    under clause (i) of Section 7.03(a).

         SECTION 7.04 CALCULATION OF LOSSES.

         (a) The amount of any Loss for which indemnification is provided under clause (i) of Section 7.02(a) or clause (i) of Section 7.03(a) shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (after reduction for any costs or expenses incurred in connection therewith, including, retrospective and prospective premium adjustments, experience-based premium adjustments) with respect to such Loss. Each of the parties hereto acknowledges and agrees that neither the Seller nor the Purchaser shall have any obligation to maintain insurance except as required under the Supply Agreement or be obligated to have to resort to litigation against insurance carriers in order to pursue any insurance claims.

         (b) The amount of any Loss for which indemnification is provided under clause (i) of Section 7.02(a) or clause (i) of Section 7.03(a) shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit immediately realized by the indemnified party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under clause (i) of Section 7.02(a) or clause
(i) of Section 7.03(a) or the incurrence or payment of any indemnified Loss. Any indemnity payment under clause (i) of Section 7.02(a) or clause (i) of Section 7.03(a) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

         SECTION 7.05 TERMINATION OF INDEMNIFICATION.

         The obligations to indemnify and hold harmless any party, (a) pursuant to Section 7.02(a)(i) or 7.03(a)(i), shall terminate on the two-year anniversary of the Closing Date (except to the extent that pursuant to Section 7.01 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Sections 7.02 and 7.03, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.06 to the party to be providing the indemnification prior to the expiration of the applicable period.

         SECTION 7.06 PROCEDURES.

         (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days' after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

         (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.02 or 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.02 or 7.03, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         SECTION 7.07 SOLE REMEDY; NO ADDITIONAL REPRESENTATIONS.

         (a) Except as otherwise specifically provided in Sections 1.06(b), and
4.13 or in any Related Instrument, each of Purchaser and Seller acknowledges and agrees that, to the extent the Closing occurs, its sole and exclusive remedy after Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and the Related Instruments (other than the Supply Agreement), the Acquisition and the other transactions contemplated hereby and thereby, each Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud, other tortious acts, or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Article VII and Section 8.08 and
Section 8.14. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action under or that are reasonably related to this Agreement (including the Schedules), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and the Related Instruments (other than the Supply Agreement), the Acquisition and the other transactions contemplated hereby and thereby, each Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud, other tortious acts, or relating to breaches of covenants requiring performance after the Closing Date) it may have against the other party hereto arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 7.02 or Section 7.03, as applicable, and Section 8.08 and
Section 8.14).

         (b) Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of each Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had a opportunity to meet with the officers and employees of Seller and its Affiliates to discuss each Business. For the avoidance of doubt, Purchaser's access to such information and its opportunity to meet with such personnel shall not limit Purchaser's right to make a claim for indemnification under Section 7.02(a).

         (c) Purchaser acknowledges that none of Seller, its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding each Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officer's Certificate, and none of Seller, its Affiliates or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, documents or material made available to Purchaser in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations or warranties of the Seller set forth in this Agreement (including the Schedules), the Related Instruments or the Seller's Officers' Certificates.

         (d) Purchaser also acknowledges that, should the Closing occur, except as expressly set forth in the representations and warranties set forth in
Article II of this Agreement (including the Schedules), Related Instrument or in the Seller's Officer's Certificate, there are no representations or warranties by Seller of any kind, express or implied, with respect to each Business, and that Purchaser is purchasing the Acquired Assets "as is", "where is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), the Related Instruments or in the Seller's Officer's Certificate, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         (e) The right to indemnification based on the representations, warranties, covenants and agreements contained in this Agreement (including the Schedules), in any Related Instrument (other than the Supply Agreement), the Seller's Officer's Certificate, the Purchaser's Officer's Certificate and in any other document delivered in connection herewith or therewith shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

         SECTION 7.08 LIMITATIONS ON LIABILITY.

         (a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 7.02(a)(i) or 7.03(a), for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business).

         (b) Seller and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

         SECTION 7.09 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE
                      NEGLIGENCE.

        THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 7 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT, OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS, INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCT LIABILITY, SECURITIES OR OTHER LAWS, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION; PROVIDED, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO RESTRICT OR LIMIT ANY DAMAGES, LOSSES, COSTS, EXPENSES, COMPENSATION, REIMBURSEMENT OR OTHER AMOUNT THAT THE INDEMNIFYING PARTY MAY BE ENTITLED TO RECOVER FROM THE INDEMNITEE UNDER THIS AGREEMENT OR APPLICABLE LAW.

                                  ARTICLE VIII.

                                 MISCELLANEOUS

         SECTION 8.01 NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Seller, to:

                  Bristol-Myers Squibb Company
                  P.O. Box 4000
                  Route 206 at Province Line Road
                  Princeton, NJ 08543-4000
                  Telephone:  (609) 252-5328
                  Facsimile:  (609) 252-6066
                  Attention:   Counsel -- PRI & WSBD

                  with a copy to:

                  Reed Smith LLP
                  Princeton Forrestal Village
                  136 Main Street
                  Princeton, NJ 08540
                  Telephone:  (609) 514-5990
                  Facsimile:  (609) 951-0824
                  Attention:  Betty Yan, Esq.

         (b) if to Purchaser, to:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee 37620
                  Telephone: (423) 989-8000
                  Facsimile: (423) 989-6282
                  Attention:  Legal Affairs

                  with a copy to:

                  Hogan & Hartson L.L.P.
                  8300 Greensboro Drive
                  Suite 1100
                  McLean, Virginia  22102
                  Telephone: (703) 610-6100
                  Facsimile: (703) 610-6200
                  Attention:  Richard T. Horan, Jr., Esq.
                              Thomas E. Repke, Esq.

         SECTION 8.02 DEFINITIONS; INTERPRETATION.

         (a) For purposes of this Agreement:

         "Accounts Receivable" shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with each Business as of the close of business on the Closing Date.

         "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

         "ANDA" shall mean an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States.

         "Assignment of Copyrights" shall mean the Assignment of Copyrights agreement executed by Seller and Purchaser in substantially the form of Exhibit E.

         "Assignment of Trademarks" shall mean the Assignment of Trademarks agreement executed by Seller and Purchaser in substantially the form of Exhibit B.

         "Bill of Sale" shall mean the Bill of Sale in substantially the form of Exhibit D.

         "Business" shall mean each business of manufacturing, testing, labeling, packaging, storing, marketing, distributing and selling each Product as currently conducted by Seller and its Affiliates in the Territory.

         "Controlled by" shall mean with respect to any Know-How, copyright, patent or other intellectual property right, data, regulatory filing or registration, that a party owns, has a license to, or otherwise uses such Know-How, data, regulatory filing or registration and has the ability to grant to the other party access, a license or a sublicense (as applicable) to such Know-How, data, regulatory filing or registration as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such party would be first required hereunder to grant the other party such access, license or sublicense.

         "Corzide Product" shall mean the products manufactured, used, distributed, marketed and sold under the trademark Corzide(R) and set forth on Exhibit A-1.

         "Copyrights" means all copyrights, copyright registrations, works and applications therefor used in the conduct of a Business, including dockets and renewal dates therefor.

         "Delestrogen Product" shall mean the products manufactured, used, distributed, marketed and sold under the trademark Delestrogen(R) and set forth on Exhibit A-1.

         "Excluded Know-How" means all Know-How owned or Controlled by Seller or one of its Affiliates other than the Included Know-How, including without limitation Know-How related to Seller's product(s) other than the Products.

         "Florinef Product" shall mean the products manufactured, used, distributed, marketed and sold under the trademark Florinef(R) and set forth on Exhibit A-1.

         "FDA" means the United States Food and Drug Administration.

         "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

         "Governmental Entity" shall mean any Federal, state, local or other government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, having jurisdiction for the United States or any of its states.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Included Copyrights" means all copyrights, copyright registrations, works and applications therefor used exclusively in the conduct of a Business, and used exclusively in the Territory, including dockets and renewal dates therefor.

         "Included Know-How" means all Know-How owned by Seller and its Affiliates that exclusively relates to any Product and that is used exclusively in the Territory.

         "Included Intellectual Property" shall mean, collectively, (i) the Included Know-How, (ii) the Included Trademarks, (iii) the Included Copyrights,
(iv) the Included Patents, (v) the Included Trade Dress, and (vi) the Included Internet Names.

         "Intellectual Property" shall mean, collectively, (i) the Know-How,
(ii) the Trademarks, (iii) the Copyrights, (iv) the Patents, (v) the Trade Dress, and (vi) the Internet Names.

         "Internet Names" means all web addresses and domain names and applications and registrations therefor, which are used in the conduct of each Business. "Included Internet Names" means all Internet Names which are used exclusively in the conduct of each Business.

         "Inventory" shall mean the finished goods inventory of each Product in the possession and control of Seller and its Affiliates as of the Closing Date and which have an expiration date of not less than twelve (12) months after the Closing Date.

         "Know-How" shall mean any and all Manufacturing Know-How, product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, SOPs, PLCs, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information relating to and used in the manufacture, use, marketing, or sale of the Products as of the Closing Date.

         "Knowledge" shall mean (i) with respect to Seller, the actual knowledge of the representatives of Seller set forth on Schedule 8.02(a) after due inquiry, and (ii) with respect to Purchaser, the actual knowledge of any officer of Purchaser after due inquiry.

         "Lien" shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

         "Manufacturing Know-How" means the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, know-how and trade secrets used as of the Closing Date to manufacture, formulate, test, and package a Product for sale, marketing, distribution, or use in the Territory.

         "Material Adverse Effect" means a material and adverse effect upon the business, operations, assets, liabilities, financial condition or operating results of each Business or any of the Acquired Assets (including each Product) of each Business taken as a whole.

         "Names" means "Bristol-Myers Squibb Company", "Bristol-Myers Squibb", "Seller", "Bristol-Myers Product", "B-MS", "Squibb" and "E.R. Squibb & Sons", "Apothecon", "Invamed", "Apothecon/Invamed", "Mead Johnson", "Mead Johnson & Company" variations and derivatives thereof and any other logos or trademarks, trade names or service marks of Seller or its Affiliates not included on
Schedule 2.07(a).

         "NDA" shall mean a new drug application for a Product, including any ANDA or Products License Application for each Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 C.F.R.
Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Products which are necessary for FDA approval to market a Product in the United States.

         "Patents" shall mean all patents and patent applications, and all additions, divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, extensions, registrations and renewals of any of the foregoing used in the manufacture, use, importation or sale of a Product as of the Closing Date. "Included Patents" means all U.S. Patents that exclusively claim the composition, manufacture, use or sale of a Product (and no other compounds or products).

         "Permitted Liens" shall mean, collectively (a) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory mechanics, warehousemen's, materialmens, contractors, workmen's, repairmen's and carriers liens, and other similar Liens arising in the ordinary course for obligations which are not delinquent, and (c) the rights, if any, of third parties, appearing in product advertisements for each Product being transferred as part of the Acquired Assets.

         "Person" shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

         "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

         "Product" shall mean a Corzide Product, Delestrogen Product or Florinef Product and "Products" shall mean all of them.

         "Product Registration" shall mean the approvals, registrations, applications, licenses and permits (including, but not limited to, the NDA) for each Product which have been received in order to market or sell same in the Territory (and related submissions to and correspondence with the regulatory authority responsible for the Product Registration).

         "Related Instruments" shall mean the Assumption Agreement, the Supply Agreement, the Assignment of Trademarks, and any other agreements entered into in connection with the transaction contemplated herein.

         "Retained Information" shall mean any and all books and records prepared and maintained by Seller in connection with each Business, including laboratory books, batch records and stability studies, the originals or copies of which are required to be kept by Seller or its Affiliates pursuant to applicable government regulations, in connection with Seller's or its Affiliates' conduct of each Business prior to the Closing Date or which are used in connection with Seller's and its Affiliates' other products or businesses.

         "Supply Agreement" shall mean the Supply Agreement for each Product dated the Agreement Date between Purchaser and Seller or an Affiliate of Seller.

         "Taxes", or "Tax" in the singular form, shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

         "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of each Business.

         "Territory" means the United States. For sake of clarity, it does not include Puerto Rico or U.S. possessions or territories.

         "Third Party" shall mean a Person who or which is neither a party nor an Affiliate of a party.

         "Trademarks" shall mean all trademarks, logos, common law trademarks and service marks used in the Territory, and all variations or derivatives thereof, and all common law rights, registrations, applications and renewals for any of the foregoing, together with the goodwill associated therewith, but specifically excluding all Names and all variations and derivatives of such Names. "Included Trademarks" means all Trademarks used exclusively with the Products or packaging therefor and used exclusively in the Territory (for sake of clarity, Included Trademarks includes all U.S. Trademarks).

         "Trade Dress" means all trade dress used with the Products or packaging therefor. "Included Trade Dress" means all Trade Dress used exclusively with the Products or packaging therefor and used exclusively in the Territory. For the sake of clarity, all Names are specifically excluded.

         "United States" shall mean the fifty (50) states of the United States of America and the District of Columbia.

         (b) The following terms have the meanings set forth in the Sections set forth below:


      TERM                                                     SECTION
      ----                                                     -------
Acquired Assets                                                 1.02(a)

Acquisition                                                       1.01

Agreement Date                                                  Preamble

Assumed Liabilities                                             1.03(a)

      TERM                                                     SECTION
      ----                                                     -------
Assumption Agreement                                            1.04(c)

Closing                                                         1.04(a)

Closing Date                                                    1.04(a)

Confidentiality Agreement                                       4.03(a)

Contracts                                                         2.08

CORGARD Purchase Agreement                                      Preamble

DOJ                                                             4.05(a)

Excluded Assets                                                 1.02(c)

Excluded Liability                                              1.03(c)

FDA Act                                                         2.09(a)

Financial Statements                                              2.04

FTC                                                             4.05(a)

Indemnified Party                                               7.06(a)

Indemnifying Party                                              7.06(a)

Losses                                                          7.02(a)

Medical Information                                               4.13

Months of Supply                                                1.06(a)

NDC                                                               4.14

Proceeding                                                      2.10(a)

Purchase Price                                                    1.01

Purchaser                                                       Preamble

Purchaser's Officer's Certificate                               5.03(c)

Seller                                                          Preamble

Seller's Officer's Certificate                                  5.02(c)

Third Party Claim                                               7.06(a)

Transfer Taxes                                                    4.06

         (c) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         (d) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include the Person's successors and assigns, (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

         SECTION 8.03 DESCRIPTIVE HEADINGS.

         The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 8.04 COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         SECTION 8.05 ENTIRE AGREEMENT.

         This Agreement (including the Schedules) the Purchaser's Officer's Certificate, the Seller's Officer's Certificate, the Related Instruments and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto and along with the CORGARD Purchase Agreement where herein referenced, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including the Schedules) the Purchaser's Officer's Certificate, the Seller's Officer's Certificate or in the Related Instruments or the Confidentiality Agreement.

         SECTION 8.06 FEES AND EXPENSES.

         Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. As to the Related Instruments, Purchaser shall bear all fees, costs, taxes and expenses in connection with recording the assignments of Intellectual Property identified in the Assignment of Trademarks and the Assignment of Patents.

         SECTION 8.07 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         SECTION 8.08 SPECIFIC PERFORMANCE.

         The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 8.09 ASSIGNMENT.

         This Agreement may not be assigned by any party hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 8.09 shall be void.

         SECTION 8.10 SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.11 SEVERABILITY.

         In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         SECTION 8.12 CONSENT TO JURISDICTION.

         Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in
(i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 8.13 WAIVER OF JURY TRIAL.

         Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

         SECTION 8.14 ATTORNEY FEES.

         A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.


                                    BRISTOL-MYERS SQUIBB COMPANY



                                    By: /s/ Sandra Leung
                                        ----------------------------------------
                                        Name: Sandra Leung
                                        Title: Secretary



                                    KING PHARMACEUTICALS, INC.



                                    By: /s/ John M. Gregory
                                        ----------------------------------------
                                        Name: John M. Gregory
                                        Title: Chairman of the Board and
                                               Chief Executive Officer